EXHIBIT 23.2


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

         VA Software Corporation's ("VA Software") Annual Report on Form 10-K for the fiscal year ended July 31, 2003 (File No. 000-28369) is incorporated by reference into this Registration Statement on Form S-8 and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each registration statement into which it is incorporated by reference.

         On April 17, 2002, VA Software Corporation ("VA Software") dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent auditor and appointed PricewaterhouseCoopers LLP to replace Arthur Andersen. Both the engagement partner and the manager for VA Software's prior fiscal year audit are no longer with Arthur Andersen. As a result, VA Software has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to VA Software's financial statements as of July 28, 2001 and July 28, 2000 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act and Rule 2-02 of Regulation S-X promulgated by the Securities Exchange Commission permit VA Software to file this Form S-8 without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Form S-8. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including VA Software's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.